EXHIBIT 99.3

PRESS RELEASE

For Immediate Release January 16, 2001	For further information contact: Aloysius J. Oliver or Lori A. Gwizdala 517/839-5352 517/839-5358

CHEMICAL FINANCIAL CORPORATION
ANNOUNCES
FIRST QUARTER CASH DIVIDEND INCREASE

          Midland, Michigan . . . Alan W. Ott, Chairman of Chemical Financial Corporation (Nasdaq:CHFC), announced that on January 15, 2001 the board of directors of the Company voted to increase the quarterly cash dividend, by declaring a cash dividend of $0.24 per share of common stock for the first quarter of 2001. The cash dividend will be payable on Friday, March 16, 2001 to shareholders of record on March 2, 2001. The ex-dividend date is February 28, 2001.

          In announcing the higher cash dividend, Ott indicated that the new quarterly dividend rate of $0.24 per share is in accordance with the Company's previous announcement that the cash dividend would be increased to this level with the first quarterly dividend after the effective date of the merger with Shoreline Financial Corporation. The merger with Shoreline Financial Corporation was effective at the close of business on January 9, 2001. The $0.24 per share dividend for the first quarter of 2001 represents a $0.02 per share, or 9.1%, increase over the $0.22 per share cash dividend that was paid in the previous quarter.

          Chemical Financial Corporation is one of the largest bank holding companies headquartered in Michigan. The Company's four subsidiary banks now operate 118 full-service banking offices and 2 loan production offices spread over 30 counties in the lower peninsula of Michigan. CFC Data Corp, Midland, is the Company's wholly owned data processing subsidiary.

          Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC.

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